Exhibit 10.11

Officer Annual Performance Bonus SPONSORING ORGANIZATION: People Services

INTRODUCTION
A primary component of officer compensation at Booz Allen is the annual performance bonus. The purpose of this policy is to establish eligibility and methodology for delivering the officer annual performance bonus payment.

RELATED POLICIES

•	Officer Transition Policy (Details process for officer leaving under the Officer Transition Policy)

•	Officer Leave of Absence (Details process for officer leaving under the Officer Leave of Absence Policy)

•	Officer Retirement (Details process for officer leaving under the Officer Retirement Policy)

•	Officer Termination (Details process for officer leaving under the Officer Termination Policy)

SCOPE
This policy applies to all officers of the firm.

POLICY
The officer annual performance bonus is based on annual firm performance and is paid to each officer after the close of a fiscal year, subject to approval by the Compensation Committee of the Board of Directors.

Each officer is designated a number of points for the annual performance bonus which is based on their level. The designation of points does not in any way constitute or imply any guarantee or commitment by the firm to pay a bonus. At the end of the fiscal year, the Compensation Committee of the Board of Directors approves a U.S. dollar value per point which is multiplied by each officer’s designated points to determine the annual performance bonus amount.

In certain circumstances, an officer may be reassigned to a lower level which would result in the officer receiving a reduced point value. The Leadership Team may assign a salary that varies from the standard amount designated for that particular level (i.e., allow the officer to continue to receive their prior salary or some amount in excess of the salary for their new level). The Chief People Officer, in consultation with the Leadership Team, will determine and approve the effective date of the salary change and duration of the variance, as applicable. This variance in salary is considered an advance on bonus and thus, in these situations, the officer’s annual performance bonus will be adjusted to ensure that their total compensation matches that of the other officers in the same level.

Termination of Employment
Depending on the reason an officer leaves Booz Allen employment, they may be eligible for, but are not guaranteed, an annual performance bonus. Eligibility for an annual performance bonus to a terminating officer is determined on a case by case basis and is subject to approval by management and the Compensation Committee of the Board of Directors. Management and the Compensation Committee of the Board of Directors will consider the following when determining if an officer whose employment has terminated or is scheduled to terminate will receive an annual performance bonus:

•	The reason(s) which led to the termination of the officer’s employment.

•	Whether responsibilities for existing or prospective client assignments were completed professionally and/or effectively transferred to another officer.

•	Whether appropriate follow-up action was taken by the officer to collect any outstanding client receivables.

•
Whether the former officer’s conduct prior to and following termination avoided disruption with respect to the firm’s relationships with its employees and its clients. If the former officer left to join a

Exhibit 10.11

competitor, whether there had been any solicitation or encouragement of other employees to leave the firm or any solicitation of clients of the firm with whom the departed officer had established relationships while an employee of the firm.

•	Whether information confidential to the firm or any of its clients has been maintained as confidential by the former officer.

Officers who are terminated For Cause are not eligible for an annual performance bonus.

The annual performance bonus for officers whose employment has terminated will be paid at the same time as all active officers and will be prorated for the period of the performance for which the officer was employed. Ordinarily, no bonus for a fiscal year will be paid to officers whose employment terminates prior to June 1st of that fiscal year.

For officers placed into a transition period (see Officer Transition Policy), accrual for an annual performance bonus ceases on the day the transition period begins. For example, an officer who starts transition on October 1 will be eligible for bonus consideration during the period from April 1 through September 30.

Leave of Absence
For officers on an approved leave of absence, upon recommendation of management and with the approval of the Compensation Committee of the Board of Directors, a prorated bonus payment may be made based on performance during the fiscal year in which leave was taken. Officers on an approved leave of absence who qualify for bonuses during any fiscal year will receive bonus payments when that fiscal year’s bonuses are paid to active officers.

Exceptions to this Policy
Any request for an exception to this policy must be reviewed and approved by the Chief People Officer.

VIOLATIONS OF POLICY, REPORTING, AND NO TOLERANCE FOR RETALIATION
Any employee who violates this policy will be subject to disciplinary action (up to and including termination of employment), in accordance with our Disciplinary Action Policy.

If you observe or have reasonable suspicion of a violation of this policy, you have a duty to report those concerns. To report a possible violation of this policy or the Green Book, please contact your job or career manager, an Ethics Advisor, Ethics & Compliance (ethics@bah.com), the appropriate Business Partner or Enterprise Solutions Group resource, the Legal Department, our Chief Ethics and Compliance Officer or the EthicsFirst Line at 800-501-8755 (US) or international, +1-888-475-0009, or https://boozallen.alertline.com.

We take all allegations of misconduct seriously, and as stated in our Non-Retaliation Policy, we will not tolerate retaliation of any sort against any employee because they raise a good faith ethical or legal concern.

POINTS OF CONTACT AND ADDITIONAL RESOURCES
General questions regarding this policy can be directed to the Chief People Officer.